American Funds Fundamental Investors

June 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$212,962
Class B	$453
Class C	$2,623
Class F1	$25,276
Class F2	$16,843
Total	$258,157
Class 529-A	$7,508
Class 529-B	$16
Class 529-C	$318
Class 529-E	$234
Class 529-F1	$395
Class R-1	$197
Class R-2	$975
Class R-3	$9,014
Class R-4	$13,596
Class R-5	$12,260
Class R-6	$32,224
Total	$76,737

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2700
Class B	$0.0600
Class C	$0.0600
Class F1	$0.2500
Class F2	$0.3200
Class 529-A	$0.2400
Class 529-B	$0.0200
Class 529-C	$0.0400
Class 529-E	$0.1800
Class 529-F1	$0.3000
Class R-1	$0.0600
Class R-2	$0.0700
Class R-3	$0.1700
Class R-4	$0.2500
Class R-5	$0.3300
Class R-6	$0.3400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	804,384
Class B	7,414
Class C	45,108
Class F1	98,837
Class F2	55,909
Total	1,011,652
Class 529-A	31,398
Class 529-B	656
Class 529-C	8,122
Class 529-E	1,321
Class 529-F1	1,361
Class R-1	3,208
Class R-2	14,805
Class R-3	50,811
Class R-4	52,717
Class R-5	35,835
Class R-6	98,746
Total	298,980

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$53.94
Class B	$53.83
Class C	$53.73
Class F1	$53.92
Class F2	$53.93
Class 529-A	$53.89
Class 529-B	$53.92
Class 529-C	$53.84
Class 529-E	$53.85
Class 529-F1	$53.86
Class R-1	$53.72
Class R-2	$53.71
Class R-3	$53.83
Class R-4	$53.85
Class R-5	$53.97
Class R-6	$53.95